Exhibit 4.85

A M E N D I N G  A G R E E M E N T
TO THE FACILITY AGREEMENT

THIS AMENDING AGREEMENT IS MADE AND ENTERED INTO AS OF THE 25TH DAY OF SEPTEMBER, 2008, BY AND BETWEEN:

(1)	TOWER SEMICONDUCTOR LTD. (“THE BORROWER”)

AND

(2)	BANK HAPOALIM B.M. AND BANK LEUMI LE – ISRAEL B.M. (“THE BANKS”)

WHEREAS:	THE BORROWER, ON THE ONE HAND, AND THE BANKS, ON THE OTHER HAND, ARE PARTIES TO A FACILITY AGREEMENT DATED JANUARY 18, 2001, AS AMENDED AND RESTATED ON AUGUST 24, 2006 AND AS FURTHER AMENDED BY AMENDMENT NO.1 THERETO DATED SEPtember 10, 2007 ("the Facility Agreement"); and

WHEREAS:	the Borrower has requested that changes be made to various provisions of the Facility Agreement, including the conversion of a portion of the Loans into capital notes to be issued by the Borrower to the Banks and the postponement of the Borrower's obligation to make repayments of principal with respect to the Loans; and

WHEREAS:	the Borrower and the Banks have agreed to amend the Facility Agreement, subject to the terms and conditions set out in this Amending Agreement below,

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1.	In this Agreement, including the Exhibits hereto:

1.1.1.	"Amending Agreement"	–	means this Amending Agreement;

1.1.2.	"Amendment Closing Date"	–	means September 29, 2008, provided the Banks are satisfied that by September 25, 2008 ("the Completion Date") all the conditions precedent referred to in clause 3 below shall have been fulfilled in form and substance reasonably satisfactory to the Banks and that all of the documents, matters and things referred to in clause 5 below shall have been performed on or prior to the Completion Date;

1.1.3.	"Restated Facility Agreement"	–	means the Facility Agreement, as amended and restated by this Amending Agreement, the terms of which are set out in Exhibit 1 hereto and initialled, for the purposes of identification, by the parties hereto.

1.2.	Terms and expressions defined in the Facility Agreement shall have the same meanings when used in this Amending Agreement and all provisions of the Facility Agreement concerning matters of construction and interpretation shall apply to this Amending Agreement.

1.3.	All references in this Amending Agreement to clauses and paragraphs of the Facility Agreement are references to clauses and paragraphs in the Facility Agreement in its form prior to this Amending Agreement.

2.	AMENDMENT AND RESTATEMENT OF THE FACILITY AGREEMENT

With effect from the Amendment Closing Date and upon all activities to be performed on or before the Completion Date being completed (or waived, the Banks being under no obligation whatsoever to grant any waiver), the Facility Agreement (including the Schedules attached thereto) shall automatically be amended and restated so that it shall be read and construed for all purposes as set forth in Exhibit 1 hereto and, thereupon, Exhibit 1 shall, for the avoidance of doubt, constitute the definitive and binding version of the Facility Agreement as amended by this Amending Agreement. For the avoidance of doubt, all Schedules to the Facility Agreement not amended, deleted or replaced under this Amending Agreement shall remain unamended.

3.	CONDITIONS PRECEDENT

3.1.	This Amending Agreement is subject to the conditions precedent that the Banks shall have received, by no later than September 25, 2008, all of the following documents, matters and things in form and substance satisfactory to the Banks:

3.1.1.	a copy, certified a true copy by the external legal counsel of the Borrower, of the updated Certificate of Incorporation, Memorandum and Articles of Association of the Borrower;

3.1.2.	copies of resolutions of the Board of Directors of the Borrower, its audit committee and shareholders, approving the execution, delivery and performance of this Amending Agreement and all agreements and acts to be performed by the Borrower as conditions precedent to, or otherwise in connection with, this Amending Agreement, including: (a) the issue of capital notes, and of the shares issuable upon conversion thereof, of the Borrower to the Banks or their respective nominees as contemplated in clause 5.4 below; (b) the execution of amended and restated registration rights agreements, between the Borrower and each of the Banks or their respective nominees as referred to in clause 5.5 below; (c) the investment by TIC of US$20,000,000 (twenty million United States Dollars) in cash in capital notes of the Borrower as referred to in clause 5.2 below and the issue of capital notes of the Borrower to TIC as contemplated in clauses 5.1 and 5.2 below; (d) the execution by the Borrower and TIC of the conversion agreement referred to in clause 5.6 below; and (e) the execution by TIC and the Borrower of the “TIC Safety Net Undertaking” referred to in clause 5.7 below, as well as a resolution of the Board of Directors of the Borrower authorising a named officer of the Borrower to execute, deliver and perform this Agreement and such other agreements and acts, and to give all notices and take all such other action required to be given or taken by the Borrower under this Amending Agreement or in connection therewith;

3.1.3.	Amending Agreement fee letters with each of the Banks, both executed as of the date hereof by the Borrower;

3.1.4.	an opinion of Yigal Arnon & Co., Advocates, the Borrower’s external legal counsel, addressed to the Banks;

3.1.4A.	an opinion of Gornitzky & Co., TIC’s external legal counsel, addressed to the Banks;

3.1.5.	an opinion of reputable U.S. legal counsel, to the effect that, based upon their review of United States federal or New York State statutes, rules and regulations which, in their opinion, based on their experience, are normally applicable to transactions of the types contemplated by this Amending Agreement (“United States Applicable Laws”): (a) subject to the effectiveness of an appropriate registration statement to be filed by the Borrower, no consent, approval, authorization, order, registration or qualification of or with any United States federal or New York State court or governmental agency or body is required for the sale in the United States (including through the Nasdaq Stock Market) by the Banks of the ordinary shares issuable upon conversion of the capital notes (“the New Capital Notes”) to be issuedto the Banks (or their respective nominees) pursuant to clause 5.4 below in the United States (“New Shares”), provided that no opinion need be expressed with respect to state securities or Blue Sky laws; (b) the acquisition and indefinite holding of the New Capital Notes and/or New Shares and the indefinite holding of all Capital Notes currently held by the Banks and of any shares issuable upon conversion of any such current capital notes by the Banks is permissible under United States Applicable Laws, including under the Bank Holding Company Act of 1956, as amended; and (c) the acquisition and holding of the New Capital Notes and/or New Shares will not be subject to the notification and filing requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Such opinion may be based upon and subject to reasonable assumptions and limitations;

3.1.6.	all of the Borrower’s representations and warranties given pursuant to this Amending Agreement shall be accurate in all material respects as of the Amendment Closing Date, as if made on the Amendment Closing Date;

3.1.7.	an updated report of the Insurance Adviser;

3.1.8.	the Borrower shall have received and provided to the Banks, written confirmations of the receipt of all corporate and third party approvals, including Israeli and foreign Governmental Body, and relevant stock exchange, approvals with respect to the transactions contemplated by this Amending Agreement and all transactions referred to herein including, for the removal of doubt, with respect to TIC, such written confirmations to be in form and substance satisfactory to the Banks;

3.1.9.	without derogating from clause 3.1.8 above, the consent of the Investment Centre to the issue of the New Capital Notes, and of the New Shares issuable upon conversion of the capital notes, to the Banks (or their respective nominees) as contemplated under clause 5.4 below;

3.1.10.	without derogating from clause 3.1.8 above, the approval of the ILA under the Existing ILA Leases to the issue of the New Capital Notes, and of the New Shares issuable upon conversion of the capital notes, to the Banks (or their respective nominees) as contemplated under clause 5.4 below;

3.1.11.	an updated Schedule 1.1.101 to the Facility Agreement, listing all Material Contracts which are still in effect;

3.1.12.	confirmation that all Material Contracts shall be in full force and effect and shall not have been breached by the Borrower (save for any breach which: (a) is not material; and (b) cannot constitute (including with the passage of time or the giving of notice) a cause of action permitting termination of any such Material Contract or any variation thereof adverse to the Borrower);

3.1.13.	a Supplement to the Debenture shall be executed relating to all shares of the Borrower in Jazz, all equipment, Material Contracts, registered Intellectual Property Assets and other assets and rights required under the Debenture to be pledged by way of first-ranking fixed charge in favour of the Banks, but not as yet specifically included in the Debenture and such Supplement shall be perfected and duly registered with the Registrar of Companies and the Registrar of Pledges and the Borrower shall deliver all documents as referred to in clause 3.2 of the Debenture (mutatis mutandis) and shall sign all other documents and forms required for the purposes of the aforegoing;

3.1.14.	a list (and copies (save with respect to Permitted Financial Indebtedness of Jazz or its Subsidiaries), certified by the Borrower’s external legal counsel) of all the trust deeds, indentures and prospectuses relating to Permitted Subordinated Debt issued by the Borrower and Permitted Financial Indebtedness of any Subsidiary of the Borrower (including Jazz) and outstanding;

3.1.15.	the updated Schedules set forth in Annex A to this Amending Agreement;

3.1.16.	a certificate of the Chief Financial Officer of the Borrower certifying that, as of the last day of the calendar month prior to the Amendment Closing Date, the Borrower has no Indebtedness, save for Permitted Financial Indebtedness;

3.1.17.	notices of assignment by way of charge of all Material Contracts (other than those referred to in clauses 1.1.36(c)(i) and (ii) of the Facility Agreement) entered into since September 28, 2006; and

3.1.18.	the Borrower or a wholly-owned Subsidiary of the Borrower shall have acquired all of the shares of Jazz, such that Jazz shall have become a wholly-owned Subsidiary of the Borrower and the Borrower shall have: (a) delivered a certificate of the Chief Executive Officer of the Borrower certifying that the merger pursuant to which Jazz was acquired has occurred and that all conditions precedent and other actions required in order to effectuate said merger have been fulfilled or taken, as the case may be; and (b) executed in favour of the Banks and there shall have been registered, both in the USA and in Israel, a first-ranking fixed pledge and charge over all shares to be acquired by the Borrower in Jazz and the Banks shall have received legal opinions, in form and substance satisfactory to the Banks, addressed to them by the Borrower’s external Israeli and US legal counsel regarding such acquisition and pledge.

3.2.	In the event that the aforegoing conditions precedent are not all fulfilled by the Completion Date, or in the event that they shall have been fulfilled, but the closing of this Amending Agreement shall not be fully performed in accordance with clause 5 below by the Completion Date, then, save for clauses 7, 8 and 9 below, this Amending Agreement shall no longer be of any force or effect and the Facility Agreement shall remain unaltered and in full force and effect and, save as aforesaid, no party shall have any claim arising out of or in connection with this Amending Agreement. The Banks undertake that promptly following the fulfilment to the satisfaction of the Banks of all the conditions precedent referred to in clause 3.1 above, the Banks shall confirm to the Borrower in writing that the conditions precedent have been fulfilled and the conditions for closing shall have been fulfilled as at the Completion Date.

4.	REPRESENTATIONS AND WARRANTIES

4.1.	The Borrower acknowledges that the Banks have agreed to this Amending Agreement in full reliance on all of the representations and warranties set forth in the Restated Facility Agreement, all of which representations and warranties are deemed to have been made on the date hereof and repeated on the Amendment Closing Date.

4.2.	For the removal of doubt, the term “Finance Documents” when referred to in the representations and warranties set out in clause 15 of the Restated Facility Agreement, includes also references to this Amending Agreement and to the Restated Facility Agreement.

5.	AMENDMENT CLOSING

Subject to the fulfilment of the conditions precedent set out in clause 3 above, all of the acts, including all of the following documents, matters and things, in form and substance satisfactory to the Banks, set out in this clause 5 (or in the case of clauses 5.3, 5.4, 5.5 and 5.9 below, in form and substance satisfactory to the Bank entering into such amendment or agreement) below shall be performed, on or prior to the Completion Date, each such act to be deemed to have been performed immediately after the other. In the event that any of such acts are not so performed, all of the acts which were performed shall be of no force and effect, and this Amending Agreement shall not have been closed:

5.1.	the Borrower and TIC shall enter into a securities purchase agreement, relating to the investment referred to in clause 5.2 below (for the removal of doubt, in form and substance satisfactory to the Banks, as aforesaid);

5.2.	the Borrower shall present to the Banks a certificate by the Auditors, mutatis mutandis, in the form of Schedule 16.1.1(v)B to the Facility Agreement, confirming that TIC has, on, or immediately prior to, the Completion Date, invested in cash (new funds) an amount of at least US $20,000,000 (twenty million United States Dollars), in capital notes of the Borrower (in form and substance satisfactory to the Banks) convertible into 28,169,014 (twenty-eight million one hundred and sixty-nine thousand and fourteen) ordinary shares of the Borrower;

5.3.	the Borrower and each Bank (or each Bank’s nominees) shall enter into a conversion agreement (for the removal of doubt, each in form and substance satisfactory to such Bank, as aforesaid), relating to the capital notes (and shares issuable thereunder) to be issued to such Bank (or such Bank’s nominees) pursuant to clause 5.4 below, the conversions thereunder to be effected as of the Amendment Closing Date;

5.4.	the Borrower shall issue to each of the Banks (or their respective nominees) convertible capital notes (for the removal of doubt, in form and substance satisfactory to the Banks, as aforesaid) against the delivery by each such Bank to the Borrower of confirmation that the amounts of: (a) US $85,000,000 (eighty-five million United States Dollars) less the amount of US$220,390 (two hundred and twenty thousand three hundred and ninety United States Dollars) constituting interest accrued on such Bank’s Equipment Facility Loan from June 30, 2008 until the Amendment Closing Date (“the Accrued Unpaid Equipment Facility Loan Interest”) of the principal of the Loans owed to such Bank; and (b) US $15,220,390 (fifteen million two hundred and twenty thousand three hundred and ninety United States Dollars) constituting the amount of the principal of the Equipment Facility Loan by such Bank plus the Accrued Unpaid Equipment Facility Loan Interest, shall, as of the Amendment Closing Date, be converted into such capital notes, which capital notes for each Bank are convertible into 70,422,535 (seventy million four hundred and twenty-two thousand five hundred and thirty-five) shares (subject to adjustments to changes in capital structure, stock splits, etc.) of the Borrower, such capital notes being fully convertible, at any time, in whole or in part and freely transferable, at any time, in whole or in part. For the avoidance of doubt, the conversion of the Loans and the Equipment Facility Loans described in this clause 5.4 shall not take place, or be deemed to have taken place, prior to the effectiveness of the Restated Facility Agreement on the Amendment Closing Date pursuant to clause 2 above;

5.5.	the Borrower shall have entered into an amended and restated registration rights agreement with each of the Banks with respect to all shares underlying the current capital notes, warrants (including, in the case of Bank Hapoalim, B.M., warrants held by an Affiliate of Bank Hapoalim B.M.) and the New Capital Notes of such Bank;

5.6.	the Borrower and TIC shall enter into a conversion agreement (for the removal of doubt, in form and substance satisfactory to such Bank, as aforesaid) pursuant to which TIC shall have converted the Borrower’s Indebtedness to TIC of: (a) US $30,000,000 (thirty million United States Dollars) of equipment facility loans pursuant to the Equipment Facility Agreement dated September 10, 2007 between the Borrower and TIC, and interest thereon accrued and not yet paid (such interest to be added to principal owing to TIC under the Equipment Facility Agreement and converted as aforesaid); and (b) US $20,000,000 (twenty million United States Dollars), comprising: (i) such part of the principal of the convertible debentures of the Borrower held by TIC that together with the accrued interest thereon as of the date of the Debt Conversion aggregates US $20,000,000 (twenty million United States Dollars); and (ii) such accrued interest, into capital notes of the Borrower, in form and substance satisfactory to the Banks, the Borrower and TIC which shall, in the aggregate, be convertible into, a maximum of 35,211,271 (thirty-five million two hundred and eleven thousand two hundred and seventy-one) ordinary shares of the Borrower. The conversion of the Indebtedness referred to in paragraph (b) above shall be implemented by the Borrower acquiring from TIC the relevant convertible debentures (against issue of the capital notes referred to in paragraph (b) above). The Borrower hereby undertakes to the Banks that such convertible debentures as aforesaid shall at all times be held by the Borrower or shall be cancelled by the Borrower and shall not be reissued, such that the Borrower shall at no time have any Indebtedness in respect of such convertible debentures;

5.7.	TIC shall have executed and delivered to the Banks a TIC Safety Net Undertaking in favour of the Borrower (in the form of Schedule 1.1.139A to the Restated Facility Agreement);

5.8.	TIC shall have entered into amendments to the Tag Along Agreements, dated September 28, 2006, between TIC and each of the Banks so as to include the New Capital Notes and the shares issuable upon conversion thereof within the tag-along right granted to each Bank by TIC;

5.9.	the Borrower shall deliver to the Banks a capitalisation table reflecting all shareholdings and holdings of securities (including capital notes, warrants, options and convertible debentures) in the Borrower, as at the Amendment Closing Date, certified as correct by the Chief Financial Officer of the Borrower; and

5.10.	the Borrower shall pay all fees payable on or before the Amendment Closing Date in accordance with the Amending Agreement fee letters referred to in clause 3.1.3 above.

6.	DISCLOSURE

The Borrower hereby undertakes to make full, complete and correct disclosure as to the letter of intent dated August 19, 2008 between the Borrower and the Banks and as to this Amending Agreement to all relevant authorities (including the SEC) and in any disclosures made or to be made by the Borrower pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 (all such disclosures not to contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading)

7.	GOVERNING LAW AND JURISDICTION

This Amending Agreement shall be governed by and shall be construed in accordance with Israeli law and the competent court of Tel-Aviv-Jaffa shall have exclusive jurisdiction to hear any matters, provided that the Banks shall be entitled to sue the Borrower in any jurisdiction in which it has an office or holds assets.

8.	GENERAL

8.1.	Clauses 26, 27 and 29 of the Facility Agreement shall apply to this Amending Agreement, provided that clause 27.2.1 shall be amended as set forth in Exhibit 1 hereto. Nothing in this Amending Agreement, Exhibit 1 hereto, or the Restated Facility Agreement shall constitute or be construed as a revocation, withdrawal or cancellation of each waiver, approval or consent given to the Borrower by the Banks prior to the date hereof, but only to the extent as such waiver, approval or consent shall be set forth in Exhibit 2 to be attached hereto on the Amendment Closing Date (provided that such exhibit is in form and substance satisfactory to the Banks) and each such waiver, approval or consent shall continue to be in effect following the date hereof in accordance with the respective terms thereof.

8.2.	For the avoidance of doubt, this Amending Agreement shall constitute a Finance Document.

IN WITNESS WHEREOF, the parties have signed this Amending Agreement effective as of the date first mentioned above.

the BORROWER:

for	TOWER SEMICONDUCTOR LTD.

By:

Title:

the BANKS:

for	BANK HAPOALIM B.M.	for	BANK LEUMI LE-ISRAEL B.M.

By:		By:

Title:		Title:

A N N E X  A

List of Updated Schedules to be
attached on the Amendment Closing Date

SCHEDULES 1.1.2(A)-(B)	Accounts of the Borrower

SCHEDULE 1.1.16	Business Plan (solo and consolidated)

SCHEDULE 1.1.79	List of Intellectual Property Assets

SCHEDULE 1.1.101	List of Material Contracts

SCHEDULE 1.1.105	List of Named Officers and Directors

SCHEDULE 1.1.115(C)	Description of certain exempt Financial Indebtedness of the Group

SCHEDULE 1.1.115(l)	Other Permitted Financial Indebtedness

SCHEDULE 1.1.139A	Form of TIC Safety Net Undertaking

SCHEDULE 1.1.147	List of Warrants issued by the Borrower to the Banks

SCHEDULE 15.4	Non-conflict

SCHEDULE 15.6	Consents required to be obtained from any person or Governmental Body

SCHEDULE 15.10	Exceptions to representations as to good and marketable title to assets and rights

SCHEDULE 15.13	Listed details and copies of all trust deeds, indentures and other instruments reflecting the terms and conditions of all existing Permitted Subordinated Debt and all Permitted Financial Indebtedness of the Subsidiaries of the Borrower existing as at the Amendment Closing Date

SCHEDULE 15.17.1	Exceptions to compliance with law representation

SCHEDULE 15.17.2	Exceptions to Governmental Authorizations

SCHEDULE 15.18	Description of Proceedings pending against the Borrower or any Subsidiary

SCHEDULE 16.1.1(IV)	Form of report setting out a comparison of actual results with projected results of the Borrower

SCHEDULE 16.1.1(V)B	Form of certificate of the Auditors setting out the amounts invested in the relevant Quarter by way of Paid-in Equity, capital notes and Permitted Subordinated Debt

SCHEDULE 16.29	Financial Undertakings